Item 6.	SELECTED CONSOLIDATED FINANCIAL DATA

The statements of operations data for the years ended December 31, 2006 through 2010, and the balance sheet data as of December 31, 2006 through 2010 have been adjusted from previously reported amounts to reflect the reclassification of Bluegreen Communities as a discontinued operation due to the determination made by Bluegreen’s Board of Directors during June 2011 to seek to sell Bluegreen Communities, or all or substantially all of its assets. At that time, it was also determined that the majority of Bluegreen Communities’ assets met the criteria for classification as “assets held for sale.”

(Dollars in thousands, except for per share data)

	For the Years Ended December 31,
	2006	2007	2008	2009	2010 (1)
	As Adjusted	As Adjusted	As Adjusted	As Adjusted	As Adjusted
Statement of Operations Data
Sales of VOIs	$404,950	$450,163	$428,010	$201,755	$125,765
Other resort operations revenues	49,831	53,624	58,643	57,014	67,036
Fee-based sales commission revenue	—	—	—	20,057	52,966
Interest income	40,765	44,703	57,831	69,337	106,463
Total revenues	$495,546	$548,490	$544,484	$348,163	$352,230

Income from continuing operations attributable to Bluegreen Corporation	11,847	17,119	2,561	20,064	2,404
Cumulative effect of change in accounting principle	(4,494)	—	—	—	—
Net income (loss) attributable to Bluegreen Corporation	$29,817	$31,926	$(516)	$(3,572)	$(43,966)

Per Share Data:
Diluted earnings from continuing operations attributable to Bluegreen Corporation	$0.38	$0.55	$0.08	$0.65	$0.08

	As of the Years Ended December 31,
	2006	2007	2008	2009	2010 (1)
	As Adjusted	As Adjusted	As Adjusted	As Adjusted	As Adjusted
Balance Sheet Data:
Notes receivable, net	$144,251	$160,665	$340,644	$309,307	$568,985
Inventory	233,290	288,969	342,779	370,470	337,684
Total assets	854,212	1,039,578	1,193,507	1,131,265	1,255,932
Total debt obligations	290,670	397,804	582,683	539,436	824,878
Total Bluegreen Corporation shareholders’ equity	353,023	385,108	382,467	386,230	284,165
Book value per common share	$11.44	$12.34	$12.24	$12.32	$9.07

Selected Operating Data:
Weighted-average interest rate on notes receivable at period end	14%	14%	14%	15%	15%

Bluegreen Resorts statistics:
System-wide sales of VOI	$419,767	$473,281	$494,307	$250,984	$297,916
VOI sales (3)	404,950	450,163	428,010	201,755	125,765
Gross margin on VOI sales	78%	75%	77%	67%	77%
Fee-based sales commission revenue	—	—	—	20,057	52,966
Other resort operations revenue	49,831	53,624	58,643	57,014	67,036
Segment operating profit (4)	$54,310	$62,890	$46,999	$37,748	$15,706
Number of Vacation Club resorts at period end	43	45	50	54	56
Number of Bluegreen VOI sale transactions (2)	41,097	42,768	44,224	19,602	18,504
Number of sales made on behalf of outside developers for a fee	—	—	—	2,593	6,426

(1)

Effective January 1, 2010, as a result of the adoption of ASU 2009-16 and ASU 2009-17, we consolidated special purpose finance entities associated with prior securitization transactions which previously qualified for “off-balance-sheet” sales treatment. Our balance sheet data as of December 31, 2010 and our statement of operations data for the year ended December 31, 2010 reflect the impact of the consolidation of these special purpose finance entities in our financial statements. See Note 2 to our Consolidated Financial Statements for additional information.

(2)

“Number of Bluegreen VOI sale transactions” are presented before giving effect to the percentage-of-completion method of accounting and the deferral of sales in accordance with timeshare accounting rules. See “Revenue Recognition and Contracts Receivable” under Note 1 to our Consolidated Financial Statements.

(3)

VOI sales in 2006, 2007 and 2008 include gains on sales of notes receivable of $44.7 million, $39.4 million and $8.2 million, respectively. No gains of sales of notes receivable were recognized in 2009 or 2010. VOI sales in 2010 include the effect of charges totaling $69.7 million to increase the allowance for uncollectible VOI notes receivable in connection with the lower FICO® score loans generated prior to December 15, 2008, the date on which we implemented FICO® score-based credit standards.

(4)

Segment operating profit is operating profit from continuing operations prior to the allocation of corporate overhead, interest income, other income or expense, interest expense, income taxes, non-controlling interests, restructuring charges, goodwill impairment charges, and cumulative effect of change in accounting principles.